Exhibit 10.7
Transition Manufacturing Agreement
This TRANSITION MANUFACTURING AGREEMENT, dated as of May 3, 2023 (this “Agreement”), is entered into by and between KENVUE INC., a Delaware corporation (“Kenvue”), and JOHNSON & JOHNSON, a New Jersey corporation (“J&J”). Kenvue and J&J may each be referred to herein as a “Party”, and collectively, the “Parties”.
WHEREAS, pursuant to the Separation Agreement, dated as of May 3, 2023 (the “Separation Agreement”), between Kenvue and J&J, J&J intends, among other things, to separate into two independent, publicly traded companies: (a) J&J, which will own and conduct, directly and indirectly, the J&J Business, and (b) Kenvue, which will own and conduct, directly and indirectly, the Kenvue Business;
WHEREAS, effective upon the Separation (as defined in the Separation Agreement), Kenvue desires that J&J manufactures the Products for Kenvue on a transitional basis, upon the terms and subject to the conditions set forth herein; and
WHEREAS, Kenvue understands and agrees that, subject to the terms hereof, J&J may arrange to have its Affiliates and third parties (including Third Party Manufacturers) provide certain services hereunder.
NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.01    The following terms used in this Agreement shall have the respective meanings assigned to them below:
“Actual Cost” has the meaning set forth in Section 3.01(a).
“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (a) Kenvue and the other members of the Kenvue Group shall not be considered Affiliates of J&J or any of the other members of the J&J Group and (b) J&J and the other members of the J&J Group shall not be considered Affiliates of Kenvue or any of the other members of the Kenvue Group.
“Agreement” has the meaning set forth in the preamble hereto.
“Anti-Corruption Laws” has the meaning set forth in Section 12.03.
“API” means active pharmaceutical ingredient.

“Audit Firm” has the meaning set forth in Section 3.01(e).
“Bankruptcy Laws” has the meaning set forth in Section 7.01(b).
“BCPs” has the meaning set forth in Section 2.05(b).
“Binding Purchase Order” means a purchase order accepted by J&J pursuant to Section 4.02.
“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking institutions are authorized or required by Law to be closed in New York or, with respect to a Facility, the country in which such Facility is located.
“Business Review Committee” has the meaning set forth in Section 14.02.
“Cancellation Event” has the meaning set forth in Section 4.07(a).
“Cancellation Payment” has the meaning set forth in Section 4.07(a).
“Certificate of Analysis” means a certificate or other documentation issued by J&J which verifies that the Specifications for a Product are met and contains the data generated after the analysis of such Product, all results of the quality tests performed by J&J, the corresponding release criteria and the Manufacturing date for such Product.
“Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of a Product after it is released for distribution (i.e., is marketed and readily available for sale).
“Confidential Information” has the meaning set forth in Article 10.
“Damages” has the meaning set forth in Section 13.01.
“Discretionary Change” means, with respect to a Product, any change to the Specifications, Raw Materials or the Manufacturing process of the Product that is not a Mandatory Change or Involuntary Change.
“Documentation Request” has the meaning set forth in Section 3.01(e).
“DTSA” has the meaning set forth in the Separation Agreement.
“Effective Date” has the meaning set forth in Section 6.02.
“Existing BCP” has the meaning set forth in Section 2.05(a).
“Facilities” means the manufacturing facilities of J&J set forth on Schedule A.
“Force Majeure Event” has the meaning set forth in Article 9.
“Forecast” has the meaning set forth in Section 4.01(b).

“Foreground Intellectual Property” has the meaning set forth in Section 12.07(c).
“Fully Loaded Cost” means the aggregate costs of acquiring and/or producing the applicable Raw Material or Work in Process, including the costs of materials, conversion costs and overhead related thereto.
“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
“Inventory” means, with respect to any Product, the inventory of (a) all such Products and (b) any Work in Process and Raw Materials related to such Product.
“Involuntary Change” means, with respect to a Product, any change to the Specifications, Raw Materials or the Manufacturing process of the Product that is necessary in response to any Raw Material used for the manufacture of such Product becoming unavailable due to changes in the specifications for, or discontinuation of the manufacture of, such Raw Material by the approved suppliers of such Raw Material.
“IPA” has the meaning set forth in the Separation Agreement.
“J&J” has the meaning set forth in the preamble hereto.
“J&J Assets” has the meaning set forth in the Separation Agreement.
“J&J Business” has the meaning set forth in the Separation Agreement.
“J&J Group” has the meaning set forth in the Separation Agreement.
“J&J Indemnitees” has the meaning set forth in Section 13.02.
“Kenvue” has the meaning set forth in the preamble hereto.
“Kenvue Assets” has the meaning set forth in the Separation Agreement.
“Kenvue Business” has the meaning set forth in the Separation Agreement.
“Kenvue Group” has the meaning set forth in the Separation Agreement.
“Kenvue Indemnitees” has the meaning set forth in Section 13.01.
“Kenvue Transition Manufacturing Data” has the meaning set forth in Section 12.07(b).
“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, directive, requirement or other governmental restriction or any similar binding and enforceable form of decision of, or determination by, or agreement with, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Lifesaving or Life Prolonging Product” means a product that cures a potentially deadly disease or that enables a patient to live longer than without treatment with such product (for the avoidance of doubt, including any product that is deemed lifesaving by the World Health Organization in a particular country, territory or region), including each product set forth on Schedule D.
“Local Manufacturing Services Agreement” has the meaning set forth in Section 3.05.
“Long-Term Demand Plan” has the meaning set forth in Section 4.01(c).
“Mandatory Change” means, with respect to a Product, any change to the Specifications, Raw Materials or the Manufacturing process of the Product that are required pursuant to applicable Law or in response to the order of a Governmental Authority.
“Manufacture” means, with respect to any Product, the taking of all steps and operations in the production of such Product in accordance with the Specifications, including formulation, packaging, labeling, in-process and finished product testing, the performance of ongoing stability tests and such other services as may be defined in the Quality Agreement.
“Manufacturing Audit Report” has the meaning set forth in Section 2.04(b).
“Manufacturing Services” has the meaning set forth in Section 2.01.
“Manufacturing Term” has the meaning set forth in Section 6.02.
“Marketing Authorization” means, with respect to any Product, an applicable Regulatory Authorization to market and sell the Product in an applicable market, including all post-approval commitments, supplements and amendments to such an application, but excluding any pricing and reimbursement approvals.
“Minimum Order Quantity” has the meaning set forth in Section 4.03.
“New BCP” has the meaning set forth in Section 2.05(b).
“Non-Binding Annual Forecast” has the meaning set forth in Section 4.01(a).
“Nonconforming Product” has the meaning set forth in Section 11.01(b).
“Objections Statement” has the meaning set forth in Section 3.01(e).
“Party” or “Parties” has the meaning set forth in the preamble hereto.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.
“Price” means, with respect to each Product, the price of such Product payable by Kenvue to J&J in accordance with Section 3.01.

“Pricing Audit Report” has the meaning set forth in Section 3.01(e).
“Product” means each of the products described on Schedule B. For the avoidance of doubt, Products include APIs if and to the extent such APIs are set forth on Schedule B.
“Product Term” has the meaning set forth in Section 6.02.
“Product Term Extension” has the meaning set forth in Section 6.02.
“Quality Agreement” has the meaning set forth in Section 12.02.
“Raw Materials” means the raw materials, components, packaging materials and other materials required to manufacture and package the Products. For the avoidance of doubt, Raw Materials include APIs if and to the extent such APIs are required to manufacture and package any Product.
“Regulatory Authorization” means any regulatory or governmental permit, registration, license, submission or approval necessary to perform the Manufacturing Services for any of the Products.
“Rolling Forecast” has the meaning set forth in Section 4.01(b).
“RTMA” has the meaning set forth in Section 12.11.
“Sales Tax” has the meaning set forth in Section 3.02(b).
“Separation Agreement” has the meaning set forth in the preamble hereto.
“SKU” means stock-keeping unit.
“Specifications” means, with respect to any Product, the specifications for such Product, including, as applicable, the specifications for the composition, product safety assurance, manufacture and quality control, as used by the Kenvue Business for such Product as of immediately prior to the Effective Date or as may be changed from time to time in accordance with this Agreement.
“Supply Review” has the meaning set forth in Section 14.01(a).
“Supply Review Plan” has the meaning set forth in Section 14.01(a).
“Tax” means all taxes, assessments, duties or similar charges of any kind whatsoever imposed by a Governmental Authority (or required by a Governmental Authority to be collected or withheld), in each case, in the nature of a tax, whether direct or indirect, together with any related interest, penalties or additional amounts.
“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.
“Tech Transfer Plan” has the meaning set forth in Section 6.01(b).

“Third Party Manufactured Products” has the meaning set forth in Section 2.06(a).
“Third Party Manufacturer” means any third party that is not a member of the J&J Group that is engaged by or on behalf of J&J to Manufacture and supply finished, sellable Products, as set forth on Schedule E.
“Transitional Manufacturing Assets” has the meaning set forth in Section 2.03(a).
“TSA” has the meaning set forth in the Separation Agreement.
“VAT” has the meaning set forth in Section 3.02(a).
“Work in Process” means the materials and partly finished Products that are at various stages of the production process, excluding the inventory of Raw Materials for Products at the start of the production cycle and finished Products (including Third Party Manufactured Products) inventory at the end of the production cycle.
ARTICLE 2
MANUFACTURE OF PRODUCTS; EQUIPMENT
2.01    Manufacture of Products. During the Manufacturing Term, J&J shall, or shall cause its applicable Affiliates or Third Party Manufacturers to, Manufacture, supply and deliver the Products to Kenvue (the “Manufacturing Services”), and Kenvue shall pay J&J for the Manufacturing Services for the Products, subject to the terms and conditions of this Agreement. J&J shall, and shall cause its applicable Affiliates or Third Party Manufacturers to, perform the Manufacturing Services in the ordinary course of business and in a manner consistent with the past practice of the Kenvue Business. The Manufacturing Services for each Product shall be provided at the Facility identified in respect of such Product on Schedule B; provided that J&J may, upon reasonable prior written notice to Kenvue and at J&J’s sole cost and expense, relocate the Manufacturing Services for any Product to an alternative J&J facility if such relocation would not (x) result in any increases in the Price of any Product, (y) reasonably be expected to result in any material changes to J&J’s ability to satisfy its obligations hereunder or (z) reasonably be expected to adversely affect the ability of the Parties to maintain or obtain applicable Regulatory Authorizations or comply with the terms of the Quality Agreement; provided, further, that any immaterial changes to the terms hereof that are necessary in connection with any such relocation shall be negotiated in good faith and agreed upon between the Parties.
2.02    Raw Materials.
(a)    In connection with the Manufacturing Services hereunder, during the Manufacturing Term, J&J or its Affiliates shall use commercially reasonable efforts to (i) acquire, at their sole cost and expense, all Raw Materials required for the Manufacture, supply and delivery of the Products by J&J or its Affiliates as contemplated hereby from approved suppliers set forth on Schedule C and (ii) maintain Inventories of Raw Materials at each Facility in such quantities as the Parties may mutually agree pursuant to the Supply Reviews, which quantities shall initially be consistent with the past practice of the Kenvue Business in the ordinary course of business.

Kenvue acknowledges and agrees that in order for J&J to meet its obligation to supply Products under this Agreement, J&J or its Affiliates must order Raw Materials in accordance with defined lead times and minimum order quantities imposed by approved suppliers of Raw Materials and J&J may order Raw Materials to meet its expected requirements based on the most recent Rolling Forecast in accordance with, and subject to, (i) the longer of such defined lead times or the binding portion of each Rolling Forecast and (ii) such minimum order quantities. Notwithstanding the foregoing, but subject to Section 2.02(c), Section 2.05 and Article 5, (x) in the event of any issues with respect to the supply of any Raw Materials used for the manufacture and delivery of Products, including delays in delivery of Raw Materials, deliveries of Raw Materials that do not conform to applicable specifications or known or reasonably expected shortages or unavailability of Raw Materials, (1) J&J and its Affiliates shall use commercially reasonable efforts to prevent or mitigate any such supply issues with respect to the applicable Raw Materials, including using commercially reasonable efforts to implement as soon as reasonably practicable any applicable Existing BCP, (2) J&J shall promptly notify Kenvue of any supply issues that are not promptly resolved pursuant to the preceding clause (1), and (3) without limiting the Parties’ respective roles and responsibilities set forth in Section 2.02(c), each Party shall reasonably cooperate with the other Party in connection with resolving any issues with respect to the supply of any Raw Materials, including any performance or operational issues with suppliers of Raw Materials, as soon as reasonably practicable and (y) in the event that any Raw Materials used for the manufacture of a Product are or become unavailable, subject to the preceding clause (x), neither J&J nor any of its Affiliates shall be (1) responsible for procuring replacements or substitutes for such Raw Materials which J&J and its Affiliates are not able to procure using commercially reasonable efforts or (2) liable for any incremental costs associated with the procurement of any such replacements or substitutes for such Raw Materials.
(b)    J&J shall be liable for excess or obsolete Raw Materials if such excess or obsolescence is caused by orders of Raw Materials that were not in accordance with applicable lead times pursuant to this Section 2.02. Kenvue shall have no liability for excess or obsolete Raw Materials purchased by J&J unless the excess or obsolescence (i) is caused by a change to, or cancellation of, a Binding Purchase Order or the binding portion of a Rolling Forecast, (ii) is in connection with Raw Materials ordered in accordance with applicable lead times pursuant to this Section 2.02 or (iii) is caused by a change to the Specifications of a Product that was approved in accordance with this Agreement. Notwithstanding anything to the contrary contained herein, J&J shall not be liable for any actions taken by J&J or its Affiliates in connection with acquiring or ordering Raw Materials or the management of suppliers of Raw Materials at the direction of Kenvue, including any excess or obsolete Raw Materials resulting therefrom. J&J will promptly invoice Kenvue for any amounts due by Kenvue to J&J pursuant to this Section 2.02(b). Any such invoice shall be issued and paid in accordance with Section 3.01(f).
(c)    Kenvue and J&J each agrees to comply with the following roles and responsibilities with respect to transacting with, and management of, approved suppliers of Raw Materials:
(i)    With respect to all suppliers of Raw Materials, J&J shall be responsible for managing ordinary course logistics and operations matters with respect to all approved suppliers of Raw Materials, including using commercially reasonable efforts to resolve any ordinary course performance or operational issues;

(ii)    With respect to suppliers of Raw Materials designated as “J&J pure buy” on Schedule C, J&J shall also be responsible for (x) managing contractual matters with such supplier, (y) using commercially reasonable efforts to resolve any performance or operational issues arising outside of the ordinary course and (z) in the case of any such suppliers under purchase orders only or with which there is no contract or agreement, using commercially reasonable efforts to resolve any performance or operational issues;
(iii)    With respect to suppliers of Raw Materials designated as “Kenvue-directed buy” on Schedule C, Kenvue shall be responsible for (x) managing contractual matters with such supplier and (y) resolving any performance or operational issues arising outside of the ordinary course (for the avoidance of doubt, in each case, including any purchase orders pursuant to a contract or agreement between Kenvue and such suppliers);
(iv)    With respect to all suppliers of Raw Materials, each Party shall reasonably cooperate with the other Party in connection with resolving any performance or operational issues related to suppliers of Raw Materials as soon as reasonably practicable and, except as set forth in any Existing BCP, Kenvue shall be responsible for the establishment of any alternative suppliers of Raw Materials; and
(v)    If and to the extent that, as of the Effective Date, J&J is a party to a contract or agreement with a supplier designated as “J&J pure buy” on Schedule C, (x) J&J shall use commercially reasonable efforts to maintain such existing contract or agreement (including by any extensions or renewals thereof) during any relevant Product Term until such time as Kenvue has entered into a contract or agreement with such supplier; provided that if J&J determines, in its reasonable discretion, that such existing contract or agreement cannot reasonably be maintained, extended or renewed by J&J on comparable terms, as applicable, the Parties shall cooperate in good faith and use commercially reasonable efforts to address the continued supply of applicable Raw Materials as promptly as practicable, including by establishing an alternative supplier if mutually agreed; and (y) Kenvue shall use commercially reasonable efforts to negotiate and enter into an agreement or contract for the supply of Raw Materials by such supplier or an alternative supplier thereto as promptly as practicable following the Effective Date. Any incremental costs incurred by J&J under an extension or renewal of such an existing contract or in connection with effecting such extension or renewal and any costs of establishing any alternative supplier of Raw Materials shall be borne by Kenvue; provided that, with respect to (1) the extension or renewal of any contract or agreement or (2) the establishment of any alternative supplier of Raw Materials, in each case, that will be used to supply Raw Materials for both Products and the manufacture of products for J&J’s other customers and representatives (including the J&J Business), the incremental costs of such extension or renewal or costs of establishing such alternative supplier, as applicable, shall be allocated as mutually agreed by the Parties. The Parties will review and update Schedule C as the Parties may mutually agree in the Supply Reviews.
(d)    Except where J&J has failed to place orders permitted under the applicable supply agreements for sufficient Raw Materials from approved suppliers in accordance with the binding portion of applicable Forecasts and the defined lead times imposed by such suppliers, J&J and its Affiliates shall have no liability for any delays in Manufacturing Services or the delivery of Product attributable to (x) delays in the delivery of Raw Materials or (y) the delivery of Raw Materials that do not conform to applicable specifications, in each case, by the suppliers thereof. In the event of any such delayed or non-conforming delivery, J&J shall use commercially reasonable efforts to minimize any delays in Manufacturing Services or delivery of Product resulting from such delayed or non-conforming delivery of Raw Materials. In the event that J&J is party to an agreement with the applicable supplier and Kenvue incurs Damages in connection with or as a result of such delayed or non-conforming delivery, Kenvue shall have the right of subrogation and J&J shall, at Kenvue’s cost and expense, use commercially reasonable efforts to take such actions as Kenvue may reasonably request to facilitate a claim against such supplier for such Damages. For the avoidance of doubt, purchase orders pursuant to a contract or agreement between Kenvue and the applicable supplier of Raw Materials shall not constitute a separate agreement between J&J and such supplier and Kenvue shall pursue any claims against such supplier directly pursuant to such contract or agreement; provided that J&J shall, at Kenvue’s cost and expense, use commercially reasonable efforts to take such actions as reasonably necessary to facilitate a claim against such supplier for Damages arising in connection with such purchase order.
(e)    In the event that J&J is unable to meet, or anticipates it will be unable to meet, in whole or in part, the required product quantities for Kenvue, as set forth in any Forecast, and J&J’s other customers and representatives (including of the J&J Business) as a result of a shortage of any Raw Materials, J&J shall promptly notify Kenvue of such inability, its cause, its expected duration and any proposed remedial measures, and J&J shall allocate Raw Materials as follows:
(i)    first, pro rata to the production of Lifesaving or Life Prolonging Products for Kenvue and J&J’s other customers and representatives (including of the J&J Business); and
(ii)    second, pro rata to the production of products (including Products) other than Lifesaving or Life Prolonging Products for Kenvue and J&J’s other customers and representatives (including of the J&J Business);
provided that the Parties shall determine in good faith and mutually agree upon such pro rata allocation based on the quantity of each such product (x) produced by J&J in the preceding twelve (12) calendar months and (y) forecasted by the most recent Rolling Forecast and then-applicable forecasts of J&J’s other customers and representatives (including of the J&J Business).
2.03    Manufacturing Assets.
(a)    During the Manufacturing Term, Kenvue and its Affiliates will (i) allow Kenvue Assets (including, for the avoidance of doubt, machinery, molds, tools and other equipment) to remain at the Facilities to the extent such Kenvue Assets are necessary for J&J and its Affiliates to perform Manufacturing Services for the Products and (ii) permit J&J and its Affiliates to use such Kenvue Assets to Manufacture the Products for delivery to Kenvue and to provide reasonable support for the operations of J&J and its Affiliates (such Kenvue Assets described in clause (i) and (ii), including as set forth on Schedule F, collectively, “Transitional Manufacturing Assets”). Title and the risk of loss and damage to the Transitional Manufacturing Assets will at all times reside with Kenvue or its Affiliates, as applicable, except to the extent any such loss arises in connection with the fraud, intentional misconduct or gross negligence of J&J (or an Affiliate or third party service provider of J&J). J&J shall bear the risk of utilizing any Transitional Manufacturing Assets and the Parties acknowledge and agree that J&J’s use thereof shall constitute an acknowledgment by J&J that it has evaluated or assessed such Transitional Manufacturing Assets and determined them to be in good working order and in compliance with applicable safety Laws, and that J&J shall not bring any claim against Kenvue related to J&J’s use of such Transitional Manufacturing Assets.
(b)    During the Manufacturing Term, J&J will conduct both routine service and standard preventative maintenance (e.g., calibration) and non-routine service and maintenance of Transitional Manufacturing Assets relating to such Products as necessary to keep them in good working order and in compliance with applicable safety Laws in a manner consistent with J&J’s management and maintenance of its own assets and its past practice in the ordinary course of business. In the event that, during the Manufacturing Term, (i) any Transitional Manufacturing Asset requires replacement or (ii) any additional machinery, tools and other equipment are required (x) solely for J&J to fulfill its obligations to Manufacture Products or (y) which asset the Parties shall have mutually determined shall constitute a Kenvue Asset following the acquisition thereof (notwithstanding the use of such asset both for J&J to fulfill its obligations to Manufacture Products and for the manufacture of products to be supplied to J&J or its Affiliates), in each case, whether pursuant to Article 5 or otherwise, J&J shall so notify Kenvue and the Parties will use commercially reasonable efforts and cooperate in good faith to determine a mutually acceptable means of acquiring or replacing such asset at Kenvue’s cost and expense (including with respect to any operation expenses related thereto); provided that if such asset is subject to clause (ii)(y) of this sentence, the Parties will use commercially reasonable efforts and cooperate in good faith to determine a mutually acceptable allocation among the Parties of the costs and expenses (including depreciation) of any such acquisition or replacement of such asset during the Manufacturing Term and any operation expenses related thereto; provided, further, that if the Parties mutually agree not to acquire or replace such asset then the Parties shall negotiate in good faith and mutually agree upon necessary amendments, if any, to Specifications, Manufacturing Services, the Tech Transfer Plan or any other terms hereunder as a result thereof (including, if necessary, termination of any applicable Product Term) and the allocation of any costs resulting therefrom. Any such acquired or replacement assets shall be deemed to constitute Transitional Manufacturing Assets under this Agreement and Schedule F shall be updated by the Parties to include such acquired or replacement assets.
(c)    Following the Manufacturing Term, Kenvue shall use commercially reasonable efforts to remove all Transitional Manufacturing Assets from the Facilities within six (6) months, and in any event as promptly as reasonably practicable, thereafter. Kenvue shall be responsible for all actions reasonably necessary for removal of the Transitional Manufacturing Assets, including disassembly, packaging and transportation thereof, and Kenvue shall bear all costs related thereto; provided that J&J and its Affiliates will provide commercially reasonable assistance to Kenvue in removing Transitional Manufacturing Assets from the Facilities following the Manufacturing Term.
(d)    In the event that, during the Manufacturing Term, (i) any J&J Assets (including, for the avoidance of doubt, machinery, molds, tools and other equipment) used in, and required for, the Manufacture of a Product requires replacement or modification or (ii) any additional machinery, tools or other equipment are required for J&J to fulfill its obligations to Manufacture Products, which asset will also be used for the manufacture of products to be supplied to J&J or its Affiliates, J&J shall so notify Kenvue and, subject to Section 2.03(b) in the event that the Parties mutually agree such asset shall constitute a Kenvue Asset, the Parties will use commercially reasonable efforts and cooperate in good faith to determine a mutually acceptable means of (x) acquiring, replacing or modifying such asset, (y) arranging for any such acquisition, replacement or modification and (z) allocating the costs and expenses (including depreciation) related thereto during the Manufacturing Term; provided that if the Parties mutually agree not to acquire or replace such asset then the Parties shall negotiate in good faith and mutually agree upon necessary amendments, if any, to Specifications, Manufacturing Services, the Tech Transfer Plan or any other terms hereunder as a result thereof (including, if necessary, termination of any applicable Product Term) and the allocation of any costs resulting therefrom; provided, however, that if such acquisition, replacement or modification is required pursuant to applicable Law or in response to the order of a Governmental Authority, J&J will effect such acquisition, replacement or modification and allocate the costs and expenses (including depreciation) related thereto during the Manufacturing Term among the Parties (provided that J&J will only apportion such costs and expenses to Kenvue to the extent related to the Products to be supplied to Kenvue, based on the capacity utilization and the time of depreciation of the related investment). For the avoidance of doubt, title and the risk of loss and damage to any such assets will at all times reside with J&J or its Affiliates.
2.04    Access.
(a)    During the Manufacturing Term, J&J shall grant Kenvue and its representatives reasonable access during regular business hours to those areas of the Facilities in which the Products are Manufactured or Products and Raw Materials are stored, and to all records and documents related to the Manufacturing Services (including analytical records, validation data and other records required under applicable Law or the Quality Agreement), (i) upon at least twenty (20) Business Days prior written notice, for the purpose of inspecting, auditing and confirming that the Products are being Manufactured in accordance with the terms of this Agreement, the Quality Agreement and the Specifications and (ii) at such times and dates as the Parties shall mutually agree from time to time, for the purpose of performing technical visits which are not related to audits or to facilitate transitioning of the Manufacturing Services for such Products to Kenvue’s internal organization (or to third-party sources designated by Kenvue); provided that such inspections, verifications and witnessing activities (x) in the case of clause (i), shall not be conducted more than once per calendar year and access shall be limited to two individuals on behalf of Kenvue and its representatives and (y) in each case, shall not unduly interfere with the normal business operations of J&J or its Affiliates; provided, further, that such records and documents related to the Manufacturing Services may be redacted (A) as necessary to protect legal privilege and (B) with respect to information that does not specifically pertain to this Agreement, the Products or the Manufacturing Services. Notwithstanding the foregoing, no limit shall apply pursuant to clause (i) with respect to the number of For Cause Audits (as defined in the Quality Agreement) that may be conducted per calendar year.
(b)    Following J&J’s receipt of a written report from Kenvue outlining its findings and observations, including any deficiencies identified that could, in Kenvue’s reasonable opinion, prevent J&J from satisfying J&J’s obligations hereunder, from any audit pursuant to

Section 2.04(a)(i) (a “Manufacturing Audit Report”), J&J will prepare and deliver to Kenvue a corrective action plan within the applicable number of days set forth in such Manufacturing Audit Report (not to exceed 30 calendar days) with respect to the applicable findings and observations. For the avoidance of doubt, findings and observations classified as “critical” by Kenvue in a Manufacturing Audit Report will require J&J to deliver a corrective action plan on an expedited timeline as set forth in the applicable Manufacturing Audit Report. J&J shall use commercially reasonable efforts to (i) effect any corrective action plans delivered pursuant to this Section 2.04(b) to correct such deficiencies as promptly as reasonably practicable and (ii) prevent or mitigate any delays in Manufacturing Services or the delivery of Product attributable to such deficiencies, in each case, at its own cost and shall promptly notify Kenvue when such deficiencies are corrected.
2.05    Business Continuity.
(a)    J&J agrees to use commercially reasonable efforts to maintain each existing business continuity plan set forth on Schedule G (each, an “Existing BCP”) designed to minimize or eliminate interruption in manufacturing operations in the event of a business interruption at a Facility and/or at a facility of a third party service provider, Third Party Manufacturer or supplier of Raw Materials; provided that the Parties will use commercially reasonable efforts and cooperate in good faith to determine mutually acceptable means of maintaining any Existing BCP, including the allocation of any costs resulting therefrom. J&J shall use commercially reasonable efforts to (i) implement any applicable Existing BCP and continue production as soon as reasonably practicable following a disruption and (ii) prevent or mitigate any delays in Manufacturing Services or the delivery of Product attributable thereto and the Parties shall use commercially reasonable efforts to align on an expeditious resolution of any issues related to such disruption.
(b)    Kenvue shall be responsible for, and J&J agrees to use commercially reasonable efforts to cooperate with and provide reasonable support to Kenvue in, establishing and maintaining any new or replacement business continuity plan that Kenvue determines is reasonably necessary or advisable in connection with the Manufacture of Products pursuant to this Agreement (each, a “New BCP” and, together with the Existing BCPs, the “BCPs”), which New BCP shall clearly define a process to minimize or eliminate interruption in manufacturing operations in the event of a business interruption at a Facility and/or at a facility of a third party service provider, Third Party Manufacturer or supplier of Raw Materials. Kenvue shall be responsible for any incremental costs and expenses incurred by J&J in supporting the establishment and maintenance of such New BCP and J&J shall not, unless mutually agreed (such agreement not to be unreasonably withheld or delayed), be obligated to take any actions that are not consistent with applicable J&J policies and procedures and its past practice in the ordinary course with respect to the Manufacturing Services covered by such New BCP. J&J acknowledges that (a) any New BCP established pursuant to this Section 2.05(b) shall document a consistent process for evaluating business continuity risk, self-assessing risk mitigation procedure and prioritizing risks and mitigation activities at such facilities and (b) the goal of each New BCP shall be to quickly restore supply of Product following a disruption. Schedule G shall be updated by the Parties to identify any New BCP established by Kenvue pursuant to this Section 2.05(b).
2.06    Third Party Manufacturers.

(a)    The Parties acknowledge and agree that J&J has used, and expects to continue to use, one or more Third Party Manufacturer(s) to Manufacture finished, sellable Products under this Agreement (such finished Products, “Third Party Manufactured Products”) and Kenvue hereby consents to the use of the Third Party Manufacturers set forth on Schedule E; provided that the selection of any such Third Party Manufacturer that does not Manufacture the applicable Products for or on behalf of the Kenvue Business as of immediately prior to the Effective Date shall be subject to Kenvue’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    J&J shall order Third Party Manufactured Products to meet Kenvue’s expected requirements based on the most recent Rolling Forecast; provided that Kenvue acknowledges and agrees that in order for J&J to meet its obligation to supply Products under this Agreement, J&J must order Third Party Manufactured Products from Third Party Manufacturers in accordance with defined lead times, minimum order quantities and other applicable terms imposed by such approved Third Party Manufacturers and J&J may order Third Party Manufactured Products to meet the most recent Rolling Forecast in accordance with, and subject to, (i) the longer of such defined lead times or the binding portion of each Rolling Forecast and (ii) such minimum order quantities. Notwithstanding the foregoing, but subject to Section 2.05, Section 2.06(c), Section 2.06(e) and Section 5.02, (x) in the event of any issues with respect to the supply of any Third Party Manufactured Products by Third Party Manufacturers, including delays in delivery of Third Party Manufactured Products, deliveries of Third Party Manufactured Products that do not conform to applicable specifications or known or reasonably expected shortages or unavailability of Third Party Manufactured Products, (1) J&J and its Affiliates shall use commercially reasonable efforts to prevent or mitigate any such supply issues with respect to the applicable Third Party Manufactured Products, including using commercially reasonable efforts to implement any applicable Existing BCP as soon as reasonably practicable, (2) J&J shall promptly notify Kenvue of any supply issues that are not promptly resolved pursuant to the preceding clause (1), and (3) each Party shall reasonably cooperate with the other Party in connection with resolving any issues with respect to the supply of any Third Party Manufactured Products as soon as reasonably practicable and (y) in the event any Third Party Manufactured Products are or become unavailable, subject to the preceding clause (x), neither J&J nor any of its Affiliates shall be responsible for procuring replacements or substitutes for such Third Party Manufactured Products which J&J and its Affiliates are not able to procure using commercially reasonable efforts.
(c)    Subject to Section 2.06(e), J&J shall be responsible for (i) managing ordinary course logistics and operations matters with respect to all Third Party Manufacturers, including using commercial reasonable efforts to resolve any performance or operational issues arising in the ordinary course, (ii) managing contractual matters with such Third Party Manufacturer and (iii) using commercially reasonable efforts to resolve any performance or operational issues arising outside of the ordinary course; provided that each Party shall reasonably cooperate with the other Party in connection with resolving any performance or operational issues related to Third Party Manufacturers as soon as reasonably practicable; provided, further, that Kenvue shall be responsible for the establishment of any alternative Third Party Manufacturers. The costs of establishing any alternative supplier of Third Party Manufactured Products shall be borne by Kenvue. If and to the extent that, as of the Effective Date, J&J or Kenvue is a party to a contract or agreement with a Third Party Manufacturer, the applicable Party shall use commercially reasonable efforts to maintain such existing contract or agreement (including by any extensions or renewals thereof) during any relevant Product Term; provided that if any extension or renewal of a contract or agreement to which J&J is a party requires a term expiring after the then-applicable Product Term for any applicable Third Party Manufactured Product, the Parties shall cooperate in good faith and use commercially reasonable efforts to determine which Party shall enter into such extension or renewal, or any alternative arrangement, with the applicable Third Party Manufacturer. The Parties will review and update Schedule E as the Parties may mutually agree in the Supply Reviews.
(d)    Except where J&J has failed to place orders for sufficient Third Party Manufactured Products from approved Third Party Manufacturers in accordance with the binding portion of applicable Forecasts, defined lead times and other terms imposed by such Third Party Manufacturers, J&J and its Affiliates shall have no liability for any delays in Manufacturing Services or the delivery of Product attributable to (x) delays in the delivery of Third Party Manufactured Products or (y) the delivery of Third Party Manufactured Products that do not conform to applicable specifications, in each case, by the Third Party Manufacturers of such Third Party Manufactured Products. In the event of any such delayed or non-conforming delivery, J&J shall use commercially reasonable efforts to minimize any delays in Manufacturing Services or delivery of Product resulting from such delayed or non-conforming delivery of Third Party Manufactured Products. In the event that J&J is party to an agreement with the applicable Third Party Manufacturer and Kenvue incurs Damages in connection with or as a result of such delayed or non-conforming delivery, Kenvue shall have the right of subrogation and J&J shall, at Kenvue’s cost and expense, use commercially reasonable efforts to take such actions as Kenvue may reasonably request to facilitate a claim against such Third Party Manufacturer for such Damages. Notwithstanding anything to the contrary contained herein, J&J shall not be liable for any actions taken by J&J or its Affiliates in connection with acquiring or ordering Third Party Manufactured Products or the management of Third Party Manufacturers at the direction of Kenvue.
(e)    Notwithstanding anything to the contrary contained herein, the additional terms set forth under “Specified Third Party Manufacturer Arrangements” on Schedule E shall apply with respect to the management of certain Third Party Manufacturers as set forth thereunder. In the event of any conflict between the provisions herein and such additional terms set forth on Schedule E, such additional terms shall control with respect to the management of applicable Third Party Manufacturers.
2.07    API. Notwithstanding anything to the contrary contained herein, API shall be managed pursuant to, and in accordance with, the additional terms set forth on Schedule M. In the event of any conflict between the provisions herein and the additional terms set forth on Schedule M, such additional terms shall control with respect to the management of API.
ARTICLE 3
PRICES FOR PRODUCTS
3.01    Prices and Payment Terms; Invoices.

(a)    The initial Prices for the Manufacturing Services for each Product shall be determined based on J&J’s Actual Cost plus a reasonable mark-up and shall be as set forth on Schedule B.   For purposes of this Agreement, “Actual Cost” means, with respect to a Product, the cost of Raw Materials, fees of third party manufacturers incurred by J&J, J&J’s conversion costs and allocated overhead, in each case, in connection with the Manufacture of such Product.
(b)    At the beginning of each calendar year during the Manufacturing Term (starting with the first full calendar year after the commencement of such Manufacturing Term), the Price for each Product shall be increased or decreased, as applicable, to reflect changes in the cost of Raw Materials, Third Party Manufactured Products, fees of third party manufacturers incurred by J&J and J&J’s conversion costs related to labor or energy used in the Manufacture of such Product; provided that J&J will, in good faith and consistent with its past practice in the ordinary course of business with respect to such Products, seek to minimize increases in costs. For the avoidance of doubt, changes in the cost of Raw Materials, Third Party Manufactured Products or fees of third party manufacturers during any calendar year shall only result in changes in Price (x) at the beginning of the subsequent calendar year pursuant to the first sentence of this Section 3.01(b) or (y) in connection with a Product Term Extension pursuant to Section 3.01(c) and changes in Price shall not otherwise be effected during such calendar year to take into account such changes in cost or fees; provided, however, that such changes in cost or fees shall be subject to reconciliation annually in accordance with Section 3.04.
(c)    Except as otherwise set forth on Schedule B, with respect to each Product with an initial Product Term of less than sixty (60) months, in the event of an initial Product Term Extension thereof, the Price for such Product shall be increased or decreased, as applicable, for such first Product Term Extension solely to reflect changes in the cost of Raw Materials, Third Party Manufactured Products, fees of third party manufacturers incurred by J&J and J&J’s conversion costs related to labor or energy used in the Manufacture of such Product. In the event of any other Product Term Extension, J&J shall be entitled to adjust the Price for the applicable Product taking into account changes in the cost of Raw Materials, Third Party Manufactured Products, fees of third party manufacturers incurred by J&J, J&J’s conversion costs related to labor or energy used in the Manufacture of such Product and increases in inefficiencies at the applicable Facility arising or incurred as a result of the Product Term Extension (including increases in fixed or variable overhead costs). Such Price adjustment shall be applicable to any and all orders placed with an agreed delivery date during such Product Term Extension.
(d)    J&J shall invoice Kenvue for Products upon delivery of such Products; provided that any delay in issuing any invoice shall not be deemed as a waiver of and will not affect J&J’s rights to receive the amount payable to J&J in such invoice. Invoices shall be issued and paid in accordance with Section 3.01(f).
(e)    In the event of a change in the Price of a Product pursuant to Section 3.01(b) or (c), J&J will promptly provide Kenvue with updated information for such Product in accordance with Section 6.01(e). Kenvue may request from J&J documentation of the basis for any such change in Price by written notice (a “Documentation Request”) no later than fifteen (15) calendar days after the date of delivery by J&J of such Product information and J&J shall provide Kenvue with reasonable documentation thereof (which documentation shall be of a type and scope consistent with the information provided for each Product pursuant to Section 6.01(e)) no later than fifteen (15) calendar days after the date of such Documentation Request. To the extent not subject to a Documentation Request, or if no Documentation Request is timely delivered to J&J, changes in the Price of a Product shall be deemed accepted by Kenvue. Representatives of the Parties will attempt in good faith to resolve any disagreements regarding the basis for or amount of any changes in the Price of a Product which are the subject of a Documentation Request. To the extent that the foregoing discussions do not promptly resolve any such items, Kenvue shall have the right, upon written notice to J&J no later than fifteen (15) calendar days after the date on which J&J delivered documentation responsive to the applicable Documentation Request, which notice shall include a written statement (an “Objections Statement”) specifying in reasonable detail the costs related to changes in the Price of a Product to which Kenvue objects, to appoint a third-party auditor acceptable to J&J (such acceptance not to be unreasonably withheld or delayed) (the “Audit Firm”) to review and audit solely those costs set forth in the Objections Statement. To the extent not set forth in an Objections Statement, or if no Objections Statement is timely delivered to J&J, changes in the Price of a Product subject to a Documentation Request shall be deemed accepted by Kenvue. Any audit by an Audit Firm pursuant to this Section 3.01(e) shall be conducted in a manner that does not disrupt the normal business operations of J&J, and Kenvue shall use commercially reasonable efforts to cause the Audit Firm to complete its audit and review, and to deliver its written report (a “Pricing Audit Report”) regarding the disputed matters to the Parties, as soon as practicable, but in any event within thirty (30) calendar days after the date of the Audit Firm’s engagement. Following receipt of the Pricing Audit Report, representatives of the Parties will attempt in good faith to resolve any remaining disputes regarding those costs set forth in the Objections Statement within thirty (30) calendar days. If the foregoing discussions do not resolve any such items within such period of time, such disputed items shall be resolved in accordance with Section 15.05 of this Agreement.
(f)    Each invoice submitted pursuant to this Agreement shall, unless otherwise agreed by the Parties, (i) be issued by the applicable legal entities with respect to the applicable jurisdictions or Products as set forth on Schedule Q, (ii) set forth the total net charges for applicable invoiced amounts thereunder, (iii) with respect to Products, be in the currency set forth for the applicable Products on Schedule B or, otherwise, be in the local currency of the jurisdiction of the applicable legal entity submitting such invoice, (iv) subject to Section 3.02, comply with the requirements of the tax laws (including VAT) of such jurisdiction and (v) if applicable, comply with the requirements of any applicable Local Manufacturing Services Agreement. Except as otherwise expressly provided herein, (x) payment shall be made by the applicable legal entity within forty-five (45) calendar days of the date of the invoice, (y) payments due to J&J or its Affiliates shall be made by electronic transfer of funds and (z) neither Party may offset any amount due to it or any of its Affiliates against any payment due under this Agreement.
3.02    Taxes.
(a)    The Prices are exclusive of any VAT chargeable with respect to the Manufacturing Services for the Products. Where legally applicable and required, all invoices to be issued in accordance with the goods and services provided under this Agreement shall be subject to value added tax or its equivalent in each relevant jurisdiction (“VAT”). In the event that the sums invoiced without VAT in accordance with this Agreement become subject to VAT as a result of any change in VAT law after the date hereof, or for any other reason, then those invoices shall be deemed to be exclusive of VAT (if any) and the Party receiving the invoice shall, in addition to the sums payable, pay the invoicing Party, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon.
(b)    Kenvue shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than income taxes and together with any interest, penalties and additions to tax) (“Sales Taxes”) imposed by applicable Taxing Authorities attributable to the supply of goods or services to Kenvue or any payment under this Agreement, whether or not such Sales Taxes are shown on any invoices. If J&J or any of J&J’s Affiliates is required to pay any part of such Sales Taxes, Kenvue shall reimburse J&J or the relevant Affiliate of J&J for such Sales Taxes. With respect to cross-border sales of goods or services under this Agreement, Kenvue shall be the importer of record and be responsible for all customs formalities, including the discharge of any customs duty, import VAT or other charges; provided that, solely to the extent that Kenvue is not capable of being the importer of record as of the Effective Date, (i) Kenvue shall use commercially reasonable efforts to satisfy any requirements under applicable Law in order to become the importer of record as promptly as practicable following the Effective Date, (ii) J&J shall serve as the importer of record during any relevant Product Term until such time as Kenvue is capable of being the importer of record and (iii) Kenvue shall bear (including, if necessary, by reimbursing J&J) all costs and charges related thereto, including any customs duty, import VAT or other charges.
(c)    In the event that applicable Law requires that any amount be withheld from any payment by Kenvue to J&J or any of J&J’s Affiliates under this Agreement, Kenvue shall (i) withhold such amount and pay such withheld amount over to the applicable Taxing Authority in accordance with the requirements of the applicable Law. Upon J&J’s written request, Kenvue shall provide reasonable documentation evidencing any amounts withheld pursuant to this Section 3.02(c).
(d)    Kenvue shall, and shall cause its Affiliates to, cooperate with J&J and its Affiliates to minimize Sales Taxes to be paid with respect to this Agreement. The Parties shall use commercially reasonable efforts to cooperate to minimize any withholding tax that may be due or charged with respect to payments hereunder, with such efforts to include the use of commercially reasonable efforts to perform any procedural requirement (including completing any certificate or other document) necessary or useful to avoid the imposition of any such withholding tax.
3.03    Cost Improvement. Any cost savings related to the Manufacture of Products resulting from cost saving initiatives implemented by J&J shall be taken into account in adjustments to the Price of applicable Products pursuant to Section 3.01(b) or Section 3.01(c).
3.04    Annual Reconciliation. In the event that, during any calendar year, (i) the cost of Raw Materials from a supplier designated as “Kenvue-directed buy” increase or decrease, (ii) a supplier of Raw Materials becomes designated as “Kenvue-directed buy” or (iii) the cost of an API set forth on Schedule M is changed pursuant to the terms set forth therein, the Price for applicable Products shall only be adjusted for any changes in the cost of applicable Raw Materials (x) at the beginning of the subsequent calendar year pursuant to the first sentence of Section 3.01(b) or (y) in connection with a Product Term Extension pursuant to Section 3.01(c), and the Parties shall undertake a reconciliation at the end of the applicable calendar year to transfer the benefit of any reduced cost or the burden of any increased cost, as applicable, to Kenvue. In the event that amounts are due to Kenvue pursuant to such reconciliation, Kenvue shall receive a credit for such amounts. In the event that amounts are due to J&J pursuant to such reconciliation, J&J shall prepare and deliver a purchase order in connection thereto and invoice Kenvue for, and Kenvue shall pay to J&J, such amounts in accordance with Section 3.01(f).
3.05    Local Manufacturing Services Agreements. The provision of the Manufacturing Services in all applicable jurisdictions will be subject to the terms and conditions of this Agreement. To the extent required by applicable Law or as otherwise deemed necessary by the Parties, the provision of the Manufacturing Services in any applicable region or country will be effected pursuant to an agreement substantially in the form set forth on Schedule R with only such changes as are necessitated by local Law or the operations of any local Affiliate of J&J or Kenvue (each, a “Local Manufacturing Services Agreement”). The Parties shall enter (or shall cause their respective designated Affiliates to enter) into any required Local Manufacturing Services Agreement as soon as reasonably practicable after the date of this Agreement.
ARTICLE 4
FORECASTS, ORDERS
4.01    Forecasts.
(a)    Non-Binding Annual Forecasts. For each Product, no later than the last day of the third calendar quarter of each calendar year during the Manufacturing Term, Kenvue will submit to J&J a non-binding forecast of Kenvue’s anticipated demand of each Product for the subsequent calendar year (each, a “Non-Binding Annual Forecast”). Each Non-Binding Annual Forecast shall be broken down monthly, on a Product-by-Product basis and by SKUs, and shall be in amounts equal to or greater than the applicable Minimum Order Quantity for each Product.
(b)    Rolling Forecasts. Notwithstanding the prior delivery of any Non-Binding Annual Forecast, by the first day of each calendar month during the Manufacturing Term, Kenvue will submit to J&J a forecast of Kenvue’s anticipated demand of each Product for the next eighteen (18) consecutive calendar months commencing with the calendar month in which such forecast is delivered and long-term projected volumes for the nineteenth (19th) through thirty-sixth (36th) calendar months based on Kenvue’s most recently provided projections of its long-term demand for Products (each, a “Rolling Forecast”, and any Non-Binding Annual Forecast or Rolling Forecast, a “Forecast”). Each Rolling Forecast shall be broken down monthly, on a Product-by-Product basis and by SKUs, and shall be in amounts equal to or greater than the applicable Minimum Order Quantity for each Product. J&J shall confirm acceptance, reject or otherwise respond to each Rolling Forecast within fourteen (14) calendar days of submission and, upon acceptance thereof, such Rolling Forecast shall supersede all previously accepted Rolling Forecasts. In the event that a Rolling Forecast is rejected by J&J, in whole or in part, J&J shall specify in reasonable detail the basis for and scope of such rejection (including the SKUs subject to such rejection) and, solely to the extent any Rolling Forecast is rejected, the most recently accepted Rolling Forecast shall continue to apply with respect to the SKUs subject to such rejection. The forecasted demand for each API for the first twelve (12) calendar months of an accepted Rolling Forecast will be binding (to the extent not already binding pursuant to a previous Rolling Forecast). The forecasted demand for each other Product for the first three (3) calendar months of an accepted Rolling Forecast will be binding (to the extent not already binding pursuant to a previous Rolling Forecast) and, with respect to the subsequent nine (9) calendar months of an accepted Rolling Forecast, (i) subject to clause (iii) of this sentence, increases or decreases to the quantity of any Product forecasted for any such calendar month of up to 10% shall be permitted, (ii) in the event of any proposed increases to the quantity of any Product forecasted for any such calendar month in excess of 10%, the Parties shall mutually agree upon any such increases in Supply Reviews, taking into account available capacity at the applicable Facilities and availability of Raw Materials and APIs, and (iii) in the event of any proposed decreases to the quantity of any Product forecasted for any such calendar month (x) in excess of 10% or (y) below any other limitation on forecasted quantity for such Product set forth on Schedule B, J&J shall determine any costs that may be incurred as a result of such proposed decreases and the Parties shall mutually agree upon any such decreases (including with respect to the allocation of any such costs resulting therefrom) in Supply Reviews.
(c)    Long-Term Demand Plan. Kenvue will develop and, no later than the last day of the first calendar quarter of each calendar year during the Manufacturing Term, submit to J&J a plan (each, a “Long-Term Demand Plan”) setting forth Kenvue’s good faith projections of its long-term requirements of Products and required capacity for the next eight (8) calendar years and any updates with respect to effecting long-term actions under the Tech Transfer Plan or investments relevant to the Products or the transfer of Manufacture of Products.
4.02    Orders.
(a)    Kenvue will, upon acceptance of each Rolling Forecast, in whole or in part, pursuant to Section 4.01(b), submit purchase orders for (i) the binding portion of any Forecast and (ii) solely with respect to Third Party Manufactured Products for which the applicable Third Party Manufacturer requires longer defined lead times than the binding portion of such Forecast, the portion of such Forecast equal to such defined lead times (in each case, to the extent not already subject to a purchase order submitted by Kenvue), which purchase order shall (x) be in accordance with the most recently accepted Rolling Forecast, (y) be in amounts equal to or greater than the applicable Minimum Order Quantity for each Product and (z) specify the requested date of delivery; provided that Kenvue shall set forth requested dates of delivery such that no more than one shipment per Facility per month shall be necessary. J&J shall confirm acceptance (which acceptance shall not be unreasonably withheld), reject or otherwise respond to each purchase order within ten (10) Business Days of submission; provided that J&J may reject a purchase order if, and to the extent, such purchase order reflects quantities of Products that differ from the quantities set forth in the most recently accepted Rolling Forecast.
(b)    Each Binding Purchase Order, whether printed, stamped, typed or written, shall be governed by the terms of this Agreement. Such Binding Purchase Orders are not subject to any adjustment or modification by Kenvue, except by mutual written agreement of Kenvue and J&J.
4.03    Minimum Quantities. J&J may fix a minimum quantity for each Product to be ordered with each order, by SKUs (the “Minimum Order Quantity”), such Minimum Order Quantities to be consistent with the past practice of the Kenvue Business in the ordinary course of business. The Minimum Order Quantity for each Product is set forth on Schedule B; provided that

J&J may, immediately upon written notice, increase any such Minimum Order Quantities for Third Party Manufactured Products if, and to the extent, the applicable Third Party Manufacturer fixes or increases a minimum order quantity which exceeds the then-applicable Minimum Order Quantity.
4.04    Conflicts. To the extent of any conflict or inconsistency between this Agreement and any Binding Purchase Order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.
4.05    Returns. Kenvue’s sole and exclusive remedy (if any) for any Nonconforming Product shall be for a refund or replacement pursuant to Section 11.01(b) and Section 13.04, or indemnification pursuant to Section 13.01 (subject to Section 13.04), as applicable.
4.06    Last Delivery Date. Notwithstanding anything to the contrary in this Agreement, with respect to each Product, Kenvue shall not place any purchase order hereunder that provides for delivery of such Product after the last day of the Manufacturing Term for such Product, and neither J&J nor any of its Affiliates shall have any obligation to accept or fill any purchase order placed by Kenvue to the extent it provides for delivery of such Product after such date.
4.07    Cancellation Payments.
(a)    If Kenvue (i) cancels a Binding Purchase Order (except in accordance with Article 9) or (ii) reduces the forecasted Product amounts set forth in the binding portion of a prior accepted Rolling Forecast (each, a “Cancellation Event”), J&J will charge Kenvue for the Price of all Products under the cancelled Binding Purchase Order or all Products by which the binding portion of a previous accepted Rolling Forecast was reduced (as adjusted pursuant to Section 4.07(b), a “Cancellation Payment”); provided that, if the applicable finished, sellable Products have not been Manufactured as of the time of such cancellation or reduction, J&J shall use commercially reasonable efforts to mitigate any wasted Raw Materials or manufacturing capacity resulting from such Cancellation Event, and the Cancellation Payment will be reduced, in accordance with Section 4.07(b).
(b)    In the event of a Cancellation Event, if J&J has (i) purchased Raw Materials (A) in the case of a Cancellation Event pursuant to Section 4.07(a)(i), for the Products indicated in such Binding Purchase Order or (B) in the case of a Cancellation Event pursuant to Section 4.07(a)(ii), for the Products indicated in such prior accepted Rolling Forecast and in accordance with applicable Raw Material lead times that are longer than the binding portion of such Rolling Forecast, or (ii) commenced Manufacture of Products under such Binding Purchase Order, J&J will, prior to invoicing Kenvue for the applicable Cancellation Payment, use commercially reasonable efforts to return any applicable Raw Materials to suppliers and receive a full or partial credit or refund for such or designate any applicable Raw Materials for use in the manufacture of products for J&J’s other customers and representatives (including of the J&J Business) and utilize the manufacturing capacities of the Facilities that would have been used to fulfill the cancelled Binding Purchase Order or cancelled portion thereof for other J&J manufacturing activities. J&J will reduce the Cancellation Payment for any amounts received or costs mitigated by the foregoing efforts, as reasonably determined by J&J in good faith.

(c)    J&J will invoice Kenvue for the Cancellation Payment within forty-five (45) calendar days after the Cancellation Event. Any such invoice shall be issued and paid in accordance with Section 3.01(f).
4.08    Capacity. In the event that J&J reasonably believes that Kenvue’s requirements set forth in any non-binding portion of a Forecast exceed available capacity at an applicable Facility, J&J shall notify Kenvue and the Parties will use commercially reasonable efforts and cooperate in good faith to determine a mutually acceptable means of addressing Kenvue’s requirements as set forth in such Forecast and applicable capacity restraints in the Supply Reviews. On a biannual basis, the Business Review Committee will review any proposed changes to capacity at the Facilities that may reasonably be expected to impact overall capacity for the Manufacture of Products at such Facilities.
ARTICLE 5
CHANGES
5.01    Mandatory Changes.
(a)    During the Manufacturing Term, each Party shall promptly advise the other Party in writing of any Mandatory Change. Mandatory Changes shall be made in accordance with the Quality Agreement, including any applicable Change Control (as defined in the Quality Agreement) process, and Kenvue shall provide J&J with any information needed to duly implement a Mandatory Change notified by Kenvue. J&J shall implement such Mandatory Change within the timeframe required by the applicable Law or Governmental Authority, if any. J&J and Kenvue shall use commercially reasonable efforts and cooperate in good faith to resolve any Product supply issues that may result from a Mandatory Change and minimize any delays in Manufacturing Services or delivery of Product resulting therefrom; provided that, if J&J is in compliance with its obligations pursuant to this sentence, J&J and its Affiliates shall have no liability for any delays in Manufacturing Services or delivery of Product attributable to supply issues that result from a Mandatory Change.
(b)    All costs associated with Mandatory Changes relating solely to Product to be supplied to Kenvue (including capital expenditure, the costs of any filings for Regulatory Authorizations, write-offs and other costs due to such changes associated with obsolete Raw Materials, Work in Process and Inventory) shall be borne by Kenvue. Subject to Section 5.04, costs associated with Mandatory Changes relating to both Products and the manufacture of products to be supplied to J&J or its Affiliates shall be apportioned to Kenvue and J&J to the extent related to Products to be supplied to Kenvue and the manufacture of products to be supplied to J&J or its Affiliates, respectively, based on capacity utilization and the time of depreciation of the related investment. J&J shall invoice Kenvue on a quarterly basis (unless otherwise agreed by the Parties) for any costs to be borne by Kenvue pursuant to this Section 5.01 which were incurred during the prior fiscal quarter. J&J shall provide Kenvue, upon request, reasonably detailed documentation for such costs.
5.02    Involuntary Changes.

(a)    During the Manufacturing Term, J&J shall promptly advise Kenvue in writing in the event that any Raw Material used for the manufacture of a Product becomes unavailable as a result of (i) changes in the specifications of, or discontinuation of the manufacture of, such Raw Material by approved suppliers of such Raw Material or (ii) the inability or refusal of approved suppliers of such Raw Material to supply such Raw Material. Promptly following such written notice, the Parties will use commercially reasonable efforts and cooperate in good faith to determine mutually acceptable Involuntary Changes with respect to impacted Products, including any changes to the Specifications, Raw Materials or the Manufacturing process of such Products; provided that, in the event that the Parties are unable to determine mutually acceptable Involuntary Changes within 30 days of J&J’s delivery of written notice of the unavailability of such Raw Material, Kenvue may, solely with respect to a Product requiring such Raw Material, terminate the applicable Product Term on twelve (12) months prior written notice. Involuntary Changes shall be made in accordance with the Quality Agreement, including any applicable Change Control process, and Kenvue shall provide J&J with any information needed to duly implement such Involuntary Changes. J&J and Kenvue shall use commercially reasonable efforts and cooperate in good faith to resolve any Product supply issues that may result from an Involuntary Change and minimize any delays in Manufacturing Services or delivery of Product resulting therefrom; provided that if J&J is in compliance with its applicable obligations pursuant to the second sentence of this Section 5.02(a) and this sentence, as applicable, J&J and its Affiliates shall have no liability for any delays in Manufacturing Services or delivery of Product attributable to (x) the time required for, or inability of, the Parties to determine mutually acceptable Involuntary Changes or (y) supply issues that result from an Involuntary Change.
(b)    All costs associated with an Involuntary Change relating solely to Product to be supplied to Kenvue (including capital expenditure, the costs of any filings for Regulatory Authorizations, write-offs and other costs due to such changes associated with obsolete Raw Materials, Work in Process and Inventory) shall be borne by Kenvue. Subject to Section 5.04, costs associated with Involuntary Changes relating to both Products and the manufacture of products to be supplied to J&J or its Affiliates shall be apportioned to Kenvue and J&J to the extent related to Products to be supplied to Kenvue and the manufacture of products to be supplied to J&J or its Affiliates, respectively, based on capacity utilization and the time of depreciation of the related investment. J&J shall invoice Kenvue on a quarterly basis (unless otherwise agreed by the parties) for any costs to be borne by Kenvue pursuant to this Section 5.02 which were incurred during the prior fiscal quarter. J&J shall provide Kenvue, upon request, reasonably detailed documentation for such costs.
5.03    Discretionary Changes.
(a)    From time to time during the Manufacturing Term, either Party may submit to the other Party written proposals for Discretionary Changes. The proposed Discretionary Change shall be implemented only with the written consent of the other Party. For the avoidance of doubt, J&J shall agree to and implement a Discretionary Change proposed by Kenvue if such change solely relates to the company information on the Product packages or labels and would not reasonably be expected to delay the timeline, as set forth in the Tech Transfer Plan, for the transfer of Manufacture of the applicable Product to Kenvue’s own manufacturing facilities or to an applicable qualified alternative third party supplier. Any Discretionary Changes shall be made in accordance with the Quality Agreement, including any applicable Change Control process, and

Kenvue shall provide J&J with any information needed to duly implement any Discretionary Change approved by Kenvue. J&J and Kenvue shall use commercially reasonable efforts and cooperate in good faith to resolve any Product supply issues that may result from a Discretionary Change and minimize any delays in Manufacturing Services or delivery of Product resulting therefrom; provided that, if J&J is in compliance with its obligations pursuant to this sentence, J&J and its Affiliates shall have no liability for any delays in Manufacturing Services or delivery of Product attributable to supply issues that result from a Discretionary Change.
(b)    Subject to Section 5.04, all costs associated with Discretionary Changes (including capital expenditure, the costs of any filings for regulatory approvals, write-offs and other costs due to such changes associated with obsolete Raw Materials, Work in Process and Inventory) shall be paid by the Party requesting such changes. J&J shall invoice Kenvue on a quarterly basis (unless otherwise agreed by the parties) for any costs to be borne by Kenvue pursuant to this Section 5.03 which were incurred during the prior fiscal quarter. Each Party shall provide the other Party, upon request, reasonably detailed documentation for such costs.
5.04    Regulatory Filings for Changes. Except as otherwise required pursuant to applicable Law or in response to the order of a Governmental Authority, or as may be otherwise agreed by the Parties, Kenvue will be responsible at Kenvue’s cost for making any regulatory filings and obtaining any Regulatory Authorizations with respect to any changes made to any Product pursuant to Section 5.01, Section 5.02(a) or Section 5.03(a) prior to marketing any changed Product in any applicable market; provided, however, that J&J will be responsible at J&J’s cost for any regulatory filings and obtaining any Regulatory Authorizations with respect to any Discretionary Change proposed by J&J. J&J will provide Kenvue with necessary documentation and data in order to permit Kenvue to amend its regulatory filings (including any applicable Marketing Authorizations) to reflect any changes pursuant to Section 5.01, Section 5.02(a) or Section 5.03(a). Notwithstanding the foregoing, if J&J is required by applicable Law to make any such regulatory filings or obtain any such Regulatory Authorizations, Kenvue shall provide J&J with the supporting documentation, data and support necessary for, and take such other actions as J&J may reasonably request in connection with, making such regulatory filings and obtaining such Regulatory Authorizations.
ARTICLE 6
MANUFACTURING TERM
6.01    Transitional Nature of Manufacturing Services.
(a)    Kenvue and J&J each acknowledges the transitional nature of the Manufacturing Services and Kenvue agrees to use, in respect of each Product, commercially reasonable efforts to transition the Manufacturing Services for such Product to its own internal organization or to obtain alternative third-party sources to provide the Manufacturing Services for each Product by the end of the applicable Product Term.
(b)    The initial technology transfer plan, including a list of Kenvue’s new manufacturing facilities or any alternative third party suppliers for each Product, a list of the transfer activities for each Product, the Parties’ respective roles and responsibilities in connection thereto, the respective timelines and the timelines for the compilation, submission and expected approvals of the variation of the applicable Marketing Authorizations (if any) (as updated from time to time, the “Tech Transfer Plan”), is attached hereto as Schedule H. The Parties will meet monthly (or with such other frequency as the Parties shall mutually agree) during the Manufacturing Term to review the Tech Transfer Plan and such Tech Transfer Plan shall be updated, as the Parties may mutually agree, until completion of all transfer activities thereunder.
(c)    Kenvue shall obtain any and all Regulatory Authorizations required to legally Manufacture Products and market Products from its own manufacturing facilities or such alternative third party suppliers. Kenvue shall be responsible for the success of the selection, validation and qualification of Kenvue’s manufacturing facilities or any alternative third party supplier and for obtaining any Regulatory Authorizations required to legally Manufacture Products and market Products from Kenvue’s manufacturing facilities or such alternative supplier; provided that, if requested by Kenvue, J&J or its Affiliates shall provide such reasonable support as may be reasonably required to enable Kenvue to complete its responsibilities with respect to the successful validation and qualification of Kenvue’s manufacturing facilities or an alternative third party supplier in accordance with the Tech Transfer Plan; provided, further, that the manner, scope and nature of any such support shall be mutually agreed by the Parties following Kenvue’s request thereof and, except as otherwise set forth herein or in the Tech Transfer Plan, Kenvue shall bear all reasonable out-of-pocket costs and expenses incurred by J&J or its Affiliates in connection therewith. Kenvue shall give J&J written notice promptly, and in any event within ten (10) calendar days, upon receipt of any Regulatory Authorization required to legally Manufacture Products or market Products from its own manufacturing facilities or such alternative third party suppliers.
(d)    With respect to each Product, Kenvue will lead, with such support from J&J as set forth in the Tech Transfer Plan, the completion of the transfer of Manufacture of such Product to its own manufacturing facilities or to the applicable qualified alternative third party supplier. Kenvue will use commercially reasonable efforts, and will ensure that sufficient resources are allocated, to successfully execute and complete such transfer within the timelines set forth in the Tech Transfer Plan. Subject to the terms set forth herein, J&J and its Affiliates will provide commercially reasonable assistance to Kenvue, and will ensure that J&J resources are allocated, in accordance with the Tech Transfer Plan. Except as otherwise set forth herein or in the Tech Transfer Plan, Kenvue shall bear all reasonable out-of-pocket costs and expenses incurred by J&J or its Affiliates in connection therewith.
(e)    With respect to each Product, J&J will provide Kenvue with (i) the bill of materials; (ii) information regarding Raw Material and API costs; (iii) material pricing terms under applicable agreements with Third Party Manufacturers or other suppliers or third party manufacturers in connection with such Product; provided that, in the event that such information is subject to confidentiality obligations, J&J shall use commercially reasonable efforts to obtain any necessary waiver or consent to disclosure of such information and shall only provide such information upon receipt thereof and otherwise in compliance with applicable confidentiality obligations; and (iv) aggregated information regarding J&J’s combined overhead and conversion costs for the Manufacture of such Product. In the event of a change in the Price of a Product pursuant to Section 3.01(b) or (c), J&J will promptly provide Kenvue with updated information for such Product as set forth in this Section 6.01(e). For the avoidance of doubt, the information provided to Kenvue pursuant to this Section 6.01(e) shall constitute Confidential Information; provided that such Confidential Information shall not be subject to the restrictions on use or obligations to return or destroy such Confidential Information pursuant to Article 10.
6.02    Product Term; Manufacturing Term. The term of provision of the Manufacturing Services with respect to each Product is as set forth on Schedule B (for each Product, as such term may be extended, the “Product Term”); provided that, except as otherwise set forth on Schedule B and subject to the following sentence, if, despite having expended commercially reasonable efforts in accordance with Section 6.01(d), Kenvue is unable to transition the Manufacturing Services for a Product from a Facility to Kenvue’s new manufacturing facilities or the applicable alternative third party supplier for such Product on or prior to the expiration of the applicable Product Term due to delays beyond Kenvue’s reasonable control, Kenvue may, upon twelve (12) months prior written notice, extend the applicable Product Term for up to three (3) additional periods of twelve (12) months each (each, a “Product Term Extension”); provided, further, that if, despite having expended commercially reasonable efforts in accordance with Section 12.05 and without fault or negligence by Kenvue, the Parties determine less than twelve (12) months prior to the end of the applicable Product Term that a Regulatory Authorization necessary for the transfer of Manufacture of the applicable Product will not be obtained or transferred prior to the end of the applicable Product Term, the Parties will determine in good faith a Product Term Extension that may be accommodated by J&J; provided, further, that the foregoing shall not limit any ongoing obligations of J&J following the end of such Product Term with respect to quality assurance activities or ongoing stability tests, as set forth in this Agreement or the Quality Agreement, for any Product ordered prior to the end of the applicable Product Term. Notwithstanding the foregoing, in the event that existing capacity commitments and constraints at a Facility limit the ability to accommodate a twelve-month Product Term Extension for a Product, J&J shall promptly notify Kenvue in writing of the maximum length of such Product Term Extension that may be accommodated and, thereafter, an extension of the applicable Product Term pursuant to the first proviso of the preceding sentence shall be for such duration. This Agreement shall become effective on the date hereof (the “Effective Date”) and shall expire upon mutual written agreement by Kenvue and J&J that (i) the Product Term for each Product has expired and (ii) all Manufacturing Services, including any obligations of J&J with respect to quality assurance activities or ongoing stability tests, as set forth in this Agreement or the Quality Agreement, hereunder, have been satisfied (the “Manufacturing Term”).
ARTICLE 7
TERMINATION
7.01    Early Termination. Subject to Section 7.02, this Agreement may be terminated in the following situations:
(a)    Breach. Either Kenvue or J&J may terminate this Agreement upon the material breach of this Agreement by the other Party (or its Affiliate, as applicable) if such material breach has not been cured within thirty (30) days after written notice thereof to the Party in material breach.

(b)    Voluntary Termination by Kenvue. Except as set forth on Schedule B or otherwise agreed to by Kenvue and J&J, Kenvue may terminate this Agreement (i) as a whole, at any time, so long as Kenvue shall have provided J&J written notice of such termination at least twelve (12) months prior to such termination, (ii) solely with respect to a specified Product, at any time prior to expiration of the applicable Product Term, so long as Kenvue shall have provided J&J written notice of such termination at least twelve (12) months prior to such termination or (iii) solely with respect to a specified Product, pursuant to Section 5.02(a).
(c)    Insolvency. Either Kenvue or J&J may terminate this Agreement upon fifteen (15) days written notice: (i) in the event that the other Party shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (B) make a general assignment for the benefit of its creditors, (C) file a petition seeking to take advantage of any Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts (the “Bankruptcy Laws”), (D) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under any applicable Bankruptcy Laws, or (E) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party in any court of competent jurisdiction and not dismissed within sixty (60) days of commencement, seeking (A) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or a substantial part of its assets, or (C) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of sixty (60) days.
(d)    Termination by J&J. In the event that, at any time prior to expiration of the applicable Product Term, any applicable Law or order of a Governmental Authority is instituted, enacted, promulgated, enforced or deemed to be applicable which, in J&J’s reasonable judgment, prohibits or makes illegal the Manufacture or supply of a Product in a relevant jurisdiction, (i) J&J shall deliver written notice to Kenvue of the applicable Law or order; (ii) J&J may cease to Manufacture such Product immediately upon the effective date of such Law or order; (iii) the Parties will use commercially reasonable efforts and cooperate in good faith to determine mutually acceptable Mandatory Changes; provided that J&J shall have no obligation to agree to any Mandatory Change that would reasonably be expected to delay the timeline, as set forth in the Tech Transfer Plan, for the transfer of Manufacture of the applicable Product to Kenvue’s own manufacturing facilities or to the applicable qualified alternative third party supplier; and (iv) in the event that the Parties are unable to determine mutually acceptable Mandatory Changes by the later of (x) thirty (30) calendar days following J&J’s written notice of such Law or order and (y) the effective date of such Law or order, J&J may terminate this Agreement solely with respect to such Product. In the event that Kenvue disputes that a Law or order prohibits or makes illegal the Manufacture or supply of a Product, the Parties shall obtain the opinion of J&J’s external counsel, which opinion shall be conclusive of the matter.
7.02    Effect of Expiration or Termination.
(a)    Upon the earlier of the expiration or termination of this Agreement pursuant to Section 6.02 or Section 7.01 or of a Product Term pursuant to Section 6.02 or 7.01 (i) J&J shall deliver to Kenvue or its designee, at Kenvue’s cost and expense (including costs related to storage, handling and shipping, freight logistics and costs related thereto), (A) all Inventory held by J&J or any of its Affiliates under this Agreement or with respect to the applicable Product as of the date of such expiration or termination and (B) in the case of termination of this Agreement, all machinery, tools and other equipment located at the Facility as of the date of such expiration or termination that constitutes a Kenvue Asset (including all Transitional Manufacturing Assets) and (ii) promptly following the date of such expiration or termination of this Agreement or a Product Term, as applicable, J&J or its Affiliates, as applicable, shall invoice Kenvue for, and Kenvue shall promptly thereafter pay to J&J or its Affiliates, as applicable, an amount of cash (in accordance with Section 3.01(f) or in a different currency (or any combination thereof), as directed by J&J) equal to (A) the Price of any applicable Product, or (B) the Fully Loaded Cost of any applicable Raw Material and Work in Process, in either case, included in the Inventory of such Product held and owned by J&J or any of its Affiliates as of the date of such expiration or termination.
(b)    In the event of termination of a Product Term pursuant to Section 7.01(b) which results in such Product Term terminating on a timeline other than the timeline contemplated in Schedule I, Kenvue shall bear the costs of inefficiencies arising or incurred at the applicable Facility in connection thereto as set forth on Schedule I. Promptly following the date of termination of such Product Term, J&J or its Affiliates, as applicable, shall invoice Kenvue for, and Kenvue shall promptly thereafter pay to J&J or its Affiliates, as applicable, an amount of cash (in accordance with Section 3.01(f) or in a different currency (or any combination thereof), as directed by J&J) determined in accordance with Schedule I.
(c)    Notwithstanding the expiration or termination of this Agreement, and subject to the terms and conditions hereof, each Party shall be entitled to recover from the other Party any and all Damages (as defined below) which such Party shall have reasonably incurred or suffered as a result of the breach by such other Party of any of the terms of this Agreement, subject to Section 11.01 and Section 13.04, as applicable. The expiration or termination of this Agreement, whether in whole or in part, shall not affect each Party’s rights or obligations accrued prior to such expiration or termination. In the case of a termination under Section 7.01(a), the non-defaulting Party may pursue any remedy available at law or in equity with respect to such breach, subject to the terms of Section 13.04.
7.03    Survival. Section 4.05, Section 7.02 and Articles 10, 13, and 15 shall survive the expiration or termination of this Agreement in accordance with the respective terms thereof.
ARTICLE 8
DELIVERY
8.01    Delivery. J&J shall (a) ship all Products in a manner consistent with the past practice of the Kenvue Business in the ordinary course of business, (b) except as otherwise agreed to by Kenvue and J&J, deliver the Products ordered by Kenvue in accordance with the terms set forth in Schedule J and (c) use commercially reasonable efforts to deliver the Products ordered by Kenvue on the delivery date set forth in the applicable Binding Purchase Order. It is understood that the Certificate of Analysis (if any) and all relevant shipment documents shall be available at the time of delivery of the Products. Kenvue and J&J each agrees to comply with the roles and responsibilities and other provisions with respect to completion of all necessary documentation and execution of all shipments in order to comply with applicable regulatory requirements as set forth on Schedule K. Title and risk of loss for the Products shall shift to Kenvue upon shipment of such Products from the applicable Facility; provided, however, that, except as set forth on Schedule M, title and risk of loss for APIs Manufactured by J&J pursuant to this Agreement shall not shift to Kenvue in connection with shipment of such APIs to another Facility. All charges for packing for transport, hauling, storage, bar coding and labeling shall be paid by Kenvue. If Kenvue requires any special packaging for the transportation of Product, Kenvue will provide J&J with written request thereof concurrently with submission of the applicable purchase order, J&J will use commercially reasonable efforts to accommodate such request and the cost of any such special packaging requirements shall be borne by Kenvue. Kenvue shall be responsible for collecting Product promptly following delivery thereof in accordance with Schedule J and, notwithstanding Section 8.02, J&J shall have no responsibility for the remaining shelf life of Product as of the time of collection of such Product by Kenvue.
8.02    Shelf Life. J&J shall ensure that Product upon delivery has a minimum remaining shelf life as set forth in Schedule B.
8.03    Delivery Quantities. Each Binding Purchase Order will be considered supplied in full if J&J Manufactures production batches of Product that would reasonably be expected to yield the quantities of Product ordered pursuant to the applicable Binding Purchase Order and all quantities of Product resulting therefrom are delivered; provided that, with respect to Third Party Manufactured Products, the terms of any applicable agreement or contract by and between the applicable Third Party Manufacturer, on the one hand, and J&J or Kenvue, on the other hand, shall govern with respect to determining whether a Binding Purchase Order will be considered supplied in full with respect to such Third Party Manufactured Products.
ARTICLE 9
FORCE MAJEURE
The Parties hereto shall be relieved of their obligations under this Agreement (other than any payment obligations) if and to the extent that any of the following events hinder, limit or make impracticable the performance by any Party of any of its obligations hereunder: war, terrorist act, riot, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions of Governmental Authorities, national defense requirements, labor, strike, lockout or injunction, or any other event beyond the reasonable control and without the fault or negligence of such Party (a “Force Majeure Event”). The Party whose performance is affected by a Force Majeure Event shall promptly give the other Party notice thereof and shall use commercially reasonable efforts to (i) remove or otherwise address the impediment to action as soon as practicable and (ii) prevent or mitigate any delays in Manufacturing Services, the delivery of Product or performance under this Agreement attributable thereto; provided that J&J shall not be required to settle a labor dispute other than as it may determine in its sole judgment. In the event that the Force Majeure Event continues for a period of at least thirty (30) calendar days, the Party affected by the other Party’s failure or delay in performance may elect to (a) suspend performance and extend the time for performance of the affected Binding Purchase Orders, the Product Term or the Manufacturing Term, as applicable, for the duration of such Force Majeure Event or (b) cancel all or any part of this Agreement or any Binding Purchase Orders impacted by the Force Majeure Event.

ARTICLE 10
CONFIDENTIALITY
As used herein, “Confidential Information” means all confidential or proprietary information exchanged between Kenvue and J&J (and their respective Affiliates), or otherwise acquired by a Party in connection with this Agreement, relating to the other Party or any of its Affiliates, including information regarding any of the products of such other Party or any of its Affiliates, information regarding such other Party’s sales, advertising, distribution, marketing or strategic plans or information regarding its costs, productivity, manufacturing processes or technological advances and the terms of this Agreement. Except as required by applicable Law or other legal process, neither Party will use or disclose to third parties any Confidential Information of the other Party (except to comply with its obligations under this Agreement) and each Party will ensure that its and its Affiliates’ respective directors, officers, employees, Affiliates, agents and representatives will not use or disclose to third parties any Confidential Information of the other Party (except to comply with its obligations under this Agreement) and upon the termination of this Agreement will return to such other Party or destroy all Confidential Information of the other Party in written form. Confidential Information will not include information that (a) was already known to the receiving Party at the time of its receipt thereof or is independently developed by the receiving Party, as evidenced by its written records, (b) is disclosed to the receiving Party after its receipt thereof by a third party who, the receiving Party in good faith believes, has a right to make such disclosure without violating any obligation of confidentiality to the disclosing Party with respect to such information or (c) is or becomes part of the public domain other than as a result of a disclosure by the receiving Party in breach of this Agreement.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES
11.01    Product Warranties.
(a)    J&J represents and warrants to Kenvue that upon the delivery thereof, Products supplied in connection with this Agreement have been manufactured and provided, in all material respects, in compliance with this Agreement and the Quality Agreement and in conformity with the Specifications and any applicable Law relating thereto.
(b)    If any Product does not conform to the warranties contained in Section 11.01(a) (such Product, a “Nonconforming Product”), J&J shall be obligated, at Kenvue’s election, to either (i) replace such Nonconforming Product or (ii) refund the Price paid by Kenvue to J&J in respect of such Nonconforming Product. Each Party will notify the other Party in writing of the existence of any Nonconforming Product and the nature of any non-conformities or deviations impacting identity, strength, quality or purity of any Product (including any Raw Materials used in Manufacturing any Product) within two (2) Business Days of identifying such non-conformity or deviation. Both Parties shall complete all investigations and generate a final report within forty-five (45) calendar days of the foregoing notice of a Nonconforming Product; provided that an extension may apply upon mutual agreement of the Parties, in which case a status report shall be prepared and provided by the Party leading such investigation. J&J shall lead, and

Kenvue agrees to reasonably cooperate with and provide reasonable support for, manufacturing investigations to determine the cause of any Nonconforming Product as promptly as reasonably practicable and implement appropriate corrective actions. Each Party will share information, documents and findings relevant to any such investigation. The Parties will follow their respective standard operating procedures to determine whether a Product constitutes a Nonconforming Product and, in the event of any disagreement between J&J and Kenvue as to whether a Product constitutes a Nonconforming Product, quality assurance representatives of the Parties will attempt in good faith to resolve any such disagreement within thirty (30) calendar days following completion of the Parties’ investigations pursuant to the third sentence of this clause (b). If the foregoing discussions do not resolve the disagreement within such period of time, the dispute shall be resolved in accordance with Section 15.05 of this Agreement; provided that if the asserted non-conformity or deviation is in connection with chemical or microbiological properties or related to Product performance measurable by analytical methods, the Parties shall submit the Product in question to a mutually acceptable independent testing laboratory or expert for evaluation to determine whether the Product is a Nonconforming Product, the results of which evaluation shall be deemed conclusive of the matter, absent manifest error or fraud, and the non-prevailing Party shall bear the costs of such evaluation. Until finally determined whether a Product is a Nonconforming Product (whether by mutual agreement of the Parties or pursuant to the dispute resolution procedures under this Section 11.01(b)), neither Party shall destroy any allegedly Nonconforming Product and each Party shall use commercially reasonable efforts to store, handle or otherwise care for such Product in such manner as may be necessary to fully preserve the state of the Product as of delivery thereof. If a Product is finally determined to be a Nonconforming Product (whether by mutual agreement of the Parties or pursuant to the dispute resolution procedure under this Section 11.01(b)), the Party holding the applicable Marketing Authorizations for the Product will be responsible for determining whether such Product will be returned or disposed and, in the event of disposal, for disposal thereof. Kenvue shall provide J&J with certification of disposal of any Nonconforming Products disposed of by Kenvue. The expense of any return or disposal of Nonconforming Products shall be borne by J&J unless the Parties otherwise mutually agree.
(c)    The foregoing warranties and remedies shall not apply where a warranty claim arises due to (i) improper transportation and/or warehousing of a Product (except to the extent caused by J&J or an Affiliate or agent of J&J), (ii) abuse, misuse or modification of a Product (except to the extent caused by J&J or an Affiliate or agent of J&J) or (iii) any Third Party Manufactured Product (except to the extent caused by J&J or an Affiliate or agent of J&J).
(d)    EXCEPT FOR THE EXPRESS WARRANTIES AND REMEDIES ABOVE STATED, J&J MAKES NO REPRESENTATION NOR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY LAW. THE STATED WARRANTIES AND REMEDIES PROVIDED ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES PROVIDED BY LAW.
(e)    Neither Party may bring any action for an alleged breach of the foregoing warranties or remedies in respect of any Product following the expiration of such Product.

ARTICLE 12
COMPLIANCE; REGULATORY MATTERS; COVENANTS
12.01    Compliance with Certain Laws. Each Party agrees to comply with the applicable provisions of any applicable Law pertaining to its obligations under this Agreement.
12.02    Quality Agreement. Kenvue and J&J will enter into a quality agreement in the form of Schedule L (the “Quality Agreement”) concurrently herewith and thereafter comply with the roles and responsibilities and other provisions set forth in such Quality Agreement. In the event there is a conflict between the provisions of this Agreement and any provision of the Quality Agreement, this Agreement shall control; provided that, with respect to any such conflict with respect to the allocation of quality responsibilities relating to Products, the Quality Agreement shall control.
12.03    Anti-Corruption Compliance. Neither Party shall perform any actions that are prohibited by local and other anti-corruption Laws (collectively, “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for public office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.
12.04    Compliance with Environmental, Safety, and Industrial Hygiene. With respect to all environmental, safety and industrial hygiene matters related to J&J’s activities under this Agreement, J&J shall (a) certify compliance with all applicable Laws issued by national, state and local authorities, (b) inform Kenvue promptly of any significant adverse event (e.g., fires, explosions, accidental discharges), (c) inform Kenvue promptly of any findings of violations of applicable Laws, (d) allow Kenvue to inspect J&J’s facilities if notified of an adverse event, such inspections to be at reasonable times and upon reasonable notice. If J&J shall fail to comply with any of the conditions in this section, then Kenvue shall have the right to terminate this Agreement pursuant to Section 7.01(a).
12.05    Regulatory Authorizations. During the Manufacturing Term (or, if earlier, until such time as the applicable Regulatory Authorizations for a Product are transitioned to Kenvue as contemplated by Section 6.01 and the TSA), except as set forth in Article 5, J&J shall be responsible for maintaining all Regulatory Authorizations for the Products and as required to sell the Products under applicable Law. Except as otherwise provided herein, in the Quality Agreement or in the TSA, Kenvue shall be responsible, at Kenvue’s cost and expense, for maintaining and completing all regulatory and governmental permits, registrations, licenses, submissions, clearances and approvals necessary for it to develop, manufacture, package, label, ship, distribute, market, promote and sell any Product after the applicable Product Term expires or this Agreement expires or terminates. Unless expressly provided otherwise in this Agreement, the Quality Agreement or the TSA, to the extent Kenvue or J&J requires the assistance of the other Party in order to fulfill its reporting obligations in matters specifically related to a Product, such other Party agrees to use its commercially reasonable efforts to cooperate and assist the Party requiring assistance during the Manufacturing Term and for a period continuing until expiration of all such Product Manufactured pursuant to this Agreement.

12.06    Customer Complaints. During the Manufacturing Term, all customer Complaints regarding the Products shall be handled in accordance with the respective responsibilities and duties of the Parties respecting Complaints set forth the Quality Agreement at Kenvue’s cost and expense; provided that any costs and expenses related to transportation and return to J&J of Nonconforming Products (or samples thereof) which are the subject to such customer Complaints shall be borne by J&J.
12.07    Ownership and Use of Intellectual Property.
(a)    To the extent not already licensed under the IPA, Kenvue hereby grants to J&J or its Affiliates or Third Party Manufacturers, as applicable, a non-exclusive, personal, non-transferable (except as set forth in Section 15.02), non-sublicensable, royalty-free license for the term of this Agreement to use the Intellectual Property (as defined in the IPA) of Kenvue and its Affiliates, including the Kenvue Transition Manufacturing Data, if applicable, solely for the purpose of J&J or its Affiliates or Third Party Manufacturers, as applicable, providing the Manufacturing Services in accordance with this Agreement and solely for so long as such Intellectual Property is necessary or useful to J&J or its Affiliates or Third Party Manufacturers, as applicable, in the provision of the Manufacturing Services in accordance with this Agreement.
(b)    Other than with respect to Shared Data or Common Infrastructure Data (each as defined in the IPA) and subject to the provisions of the IPA and DTSA, as between Kenvue and J&J or its Affiliates or Third Party Manufacturers, Kenvue shall own all data and information (i) provided by Kenvue or any third party on Kenvue’s behalf to J&J or its Affiliates or Third Party Manufacturers in connection with its receipt of the Manufacturing Services or (ii) created by J&J or its Affiliates or Third Party Manufacturers solely for or on behalf of Kenvue in relation to the provision of the Manufacturing Services (collectively, “Kenvue Transition Manufacturing Data”). J&J and Kenvue shall cooperate to ensure that a tangible embodiment of all such Kenvue Transition Manufacturing Data is transferred to Kenvue subject to and in accordance with the DTSA. Kenvue hereby grants a non-exclusive license to J&J or its Affiliates or Third Party Manufacturers, as applicable, under the Kenvue Transition Manufacturing Data, solely for the purpose of J&J or its Affiliates or Third Party Manufacturers, as applicable, providing the Manufacturing Services and solely for so long as the Kenvue Transition Manufacturing Data is necessary or useful to J&J or its Affiliates or Third Party Manufacturers in the provision of the Manufacturing Services.
(c)    Any Intellectual Property (as defined in the IPA), excluding Kenvue Transition Manufacturing Data, used or developed in relation to the provision of the Manufacturing Services and existing only after the Separation Date (as defined in the Separation Agreement) (the “Foreground Intellectual Property”) shall be owned by J&J or Kenvue or otherwise licensed to the other party, as applicable, consistent with the terms of the Separation Agreement and the Ancillary Agreements (as defined in the Separation Agreement) as if such Foreground Intellectual Property existed as of the Separation Date, in each case which the Separation Agreement and the Ancillary Agreements shall apply mutatis mutandis to such Foreground Intellectual Property.

(d)    For the avoidance of doubt, J&J and its Affiliates, on the one hand, and Kenvue and its Affiliates, on the other hand, retain all rights, title and interest in, to and under their respective Intellectual Property, as allocated under the Separation Agreement and the Ancillary Agreements.
12.08    Supplier Responsibility Standards. In performing under this Agreement, J&J agrees to adhere to the Johnson & Johnson Responsibility Standards for Suppliers, as amended from time to time, posted on jnj.com at: https://www.jnj.com/partners/responsibility-standards-for-suppliers.
12.09    Policy on Wood Pallets. J&J agrees that it shall comply with the policy for wood pallets set forth as Schedule O. Further, J&J shall certify compliance with such policy at least annually. Such certification shall be sent to Kenvue pursuant to the notice provisions set forth herein. Kenvue has the right to reject any product or materials that fail to comply with such policy.
12.10    Policy for Bovine Spongiform Encephalopathy. J&J agrees that it shall comply with the policy for bovine spongiform encephalopathy, set forth as Schedule P, if bovine-derived materials are used in the manufacture, delivery or storage of Raw Materials or Product. Furthermore, upon Kenvue’s written request, J&J shall certify compliance in writing with such policy at least annually. Kenvue has the right to reject any Products or Raw Materials that fail to comply with this policy. Failure to meet this requirement may lead to rejection of shipments at J&J’s expense.
12.11    Additional Matters. J&J and Kenvue agree to negotiate in good faith and, as promptly as reasonably practicable but in any event no later than the date of transfer of the assets specified in Schedule S to Kenvue in accordance with the Separation Agreement, enter into, execute and deliver a mutually acceptable reverse transition manufacturing agreement (the “RTMA”) pursuant to which Kenvue or its Affiliates will manufacture and supply products for J&J and its Affiliates on a transitional basis in accordance with the terms set forth in Schedule S and such other provisions as may be customary for an agreement of such nature and mutually agreed by the Parties. Furthermore, J&J and Kenvue agree to engage in good faith discussions with respect to arrangements regarding the manufacture and supply of products for Kenvue in China following the Separation.
ARTICLE 13
INDEMNIFICATION; LIMITATION OF LIABILITY
13.01    Indemnification by J&J. J&J shall indemnify, defend and hold harmless Kenvue and its Affiliates and its and their directors, officers, employees, agents and representatives (collectively, the “Kenvue Indemnitees”) against and from any and all costs, fees (including reasonable attorneys’ fees), expenses, judgments, fines, losses, claims and damages (“Damages”) which any Kenvue Indemnitee may incur or suffer from any action, claim or proceeding instituted against it by a third party to the extent such Damages arise out of or result from J&J’s fraud, intentional misconduct or gross negligence in connection with the performance of its obligations hereunder. Notwithstanding the foregoing, J&J shall not be liable for Damages to the extent caused by Kenvue’s fraud, intentional misconduct or gross negligence.

13.02    Indemnification by Kenvue. Kenvue shall indemnify, defend and hold harmless J&J and its Affiliates and its and their directors, officers, employees, agents and representatives (collectively, the “J&J Indemnitees”) against and from any and all Damages which any J&J Indemnitee may incur or suffer from any action, claim or proceeding instituted against it by a third party to the extent such Damages arise out of or result from (a) Kenvue’s fraud, intentional misconduct or gross negligence in connection with the performance of its obligations hereunder, (b) the sale or use of the Products or (c) J&J’s manufacturing or supplying Kenvue with the Products pursuant to this Agreement, other than, in the case of each of clauses (a), (b) and (c), Damages against and from which J&J is required to indemnify Kenvue Indemnitees under Section 13.01. Notwithstanding the foregoing, Kenvue shall not be liable for Damages to the extent caused by J&J’s fraud, intentional misconduct or gross negligence.
13.03    Claims.  All claims for indemnification under this Article 13 shall be asserted and resolved pursuant to procedures equivalent to the indemnity procedures set forth in Sections 6.05 and 6.06 of the Separation Agreement.
13.04    Limitation of Liability; Limited Remedy.
(a)    Except in the case of fraud, intentional misconduct or gross negligence, and except for Kenvue’s rights to indemnification pursuant to Section 13.01 above, Kenvue’s sole and exclusive remedy against J&J for any defect or other failure in the Products is to, at Kenvue’s option, (x) have the defective Product replaced or (y) receive a credit or refund for the Price paid in respect of such Product. Notwithstanding anything to the contrary contained herein, except in the case of fraud, intentional misconduct or gross negligence, J&J’s maximum liability (including any liability for the acts and omissions of its Affiliates, third party service providers of J&J, or its or their respective directors, officers, employees, Affiliates, agents or representatives) to Kenvue for matters arising out of this Agreement shall be limited, on a Facility-by-Facility basis, to the aggregate amount received by J&J and its Affiliates under this Agreement relating to Products Manufactured at the Facility at which the affected Products were Manufactured. With respect to any Damages arising under this Agreement, Kenvue agrees that it shall only seek Damages from J&J, and Kenvue hereby waives the right to seek Damages from or equitable remedies against any Affiliate of J&J or any director, officer or employee of J&J or any of its Affiliates; provided that J&J shall act as guarantor of any such Affiliate or any such director, officer or employee of J&J or any of its Affiliates, and shall not seek to dismiss or deny any claims of Kenvue due to lack of privity.
(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY HERETO OR ANY AFFILIATE OF THE OTHER PARTY HERETO FOR INDIRECT, MULTIPLIER, SPECIAL, PUNITIVE, CONSEQUENTIAL OR LOST PROFITS DAMAGES OF ANY KIND; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE INDEMNITY HEREUNDER FOR ANY SUCH DAMAGES PAYABLE TO ANY THIRD PARTY.
13.05    Scope. No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.

ARTICLE 14
BUSINESS REVIEWS
14.01    Monthly Operational Reviews.
(a)    During the Manufacturing Term, Kenvue and J&J shall use commercially reasonable efforts to meet or otherwise confer, in one or a series of meetings (whether in person, by telephone or virtual), monthly to conduct operational and supply reviews by Facility (each such monthly meeting or series of meetings, a “Supply Review”) and mutually agree upon a plan (each, a “Supply Review Plan”) with respect to any operational and supply issues or matters related to performance under this Agreement, including any costs and expenses related thereto. Except as otherwise agreed by the Parties, key objectives of each Supply Review will include review or planning related to: (i) anticipated supply and demand for Raw Materials and Products and any issues related thereto, giving due consideration to the needs of each Party and efficient management of inventory, costs and service; (ii) appropriate Inventories of Raw Material and supplies of other resources necessary to support the Parties’ demand; (iii) plans to exceed agreed-upon or required Inventories, lead times or backlog tolerances to address potential supply and demand issues; (iv) allocations of Raw Materials pursuant to Section 2.02(e); (v) implications of Forecasts on capacity at the Facilities; (vi) Rolling Forecasts, including increases or decreases to forecasted demand pursuant to Section 4.01(b); (vii) alternative solutions to address potential supply and demand issues; (viii) development and implementation of plans to resolve performance issues; (ix) planned transition of production, including the Tech Transfer Plan; (x) any other operational matters relating to the performance of this Agreement and the Quality Agreement; and (xi) updates to the schedules hereto, as the Parties may mutually agree. Each Party shall confirm acceptance, reject (in whole or in part) or otherwise respond to any proposed Supply Review Plan within ten (10) Business Days of the applicable Supply Review. J&J may, in its sole discretion, reject any Supply Review Plan proposals with respect to plans to exceed agreed-upon Inventories, lead times or backlog tolerances. Following approval of a Supply Review Plan by both Parties, such Supply Review Plan shall supersede all prior Supply Review Plans with respect to all matters set forth therein and the Parties shall use commercially reasonable efforts to effect all matters set forth in such Supply Review Plan.
(b)    In connection with the first Supply Review of each calendar quarter, the Parties shall discuss existing supplies of critical Raw Materials, determine any corrective actions necessary in connection with any excessive variance in supplies of critical Raw Materials and determine and set forth in the applicable Supply Review Plan a mutually acceptable means of addressing such excessive variance and the allocation of any costs and expenses related thereto.
14.02    Quarterly Business Reviews. Each of Kenvue and J&J shall designate at least two representatives to serve on a business review committee (the “Business Review Committee”) in respect of this Agreement. Kenvue and J&J may change one or more of its Business Review Committee members at any time. Kenvue and J&J shall use commercially reasonable efforts to cause the Business Review Committee to meet, at a mutually acceptable site or by telephone, once per quarter (or such other frequency as Kenvue and J&J may agree) during the Manufacturing Term to discuss: (a) supply performance; (b) product and Raw Material costs; (c) quarterly or annual true-ups; (d) overall transfer status; (e) bi-directional data support and data sharing in connection with transferring manufacturing; (f) required support from J&J and related costs; (g) the most recent Forecast; (h) on a biannual basis, Kenvue’s projected long-term manufacturing requirements and J&J’s ability to meet such manufacturing requirements at each Facility; (i) any measures to be taken to provide that employees of each Party and their respective Affiliates responsible for providing the Manufacturing Services in accordance with the terms of this Agreement or enabling the transition of the Manufacture of Products in accordance with such Party’s obligations pursuant to Article 6 view such responsibilities as a required part of their job functions; and (j) such other topics as the Parties may mutually agree. The Business Review Committee shall be advisory and shall not have the authority to modify any of the terms of this Agreement except pursuant to a written agreement signed by each Party in accordance with Section 15.03. For the avoidance of doubt, any disputes related to this Agreement shall be subject to the dispute resolution procedures described in Section 15.05 and not the Business Review Committee or this Article 14.
ARTICLE 15
MISCELLANEOUS
15.01    Notices. Any notice, request, instruction or other communication to be given hereunder by Kenvue or J&J to the other Party shall be in writing and deemed to be given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to J&J, to:

Johnson & Johnson
Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: General Counsel

If to Kenvue, to:

Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
Attention: General Counsel
Either Party may, by notice to the other Party, change the address to which such notices are to be given.

15.02    Assignment. Neither Party shall assign this Agreement (including by operation of law) in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, without such consent, (x) either Party may assign its rights and obligations hereunder to an Affiliate and (y) J&J may assign its applicable rights and obligations hereunder in connection with a Facility to a third party in connection with (1) a sale, lease or transfer (by means of a merger, stock sale or otherwise) of such Facility or (2) a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of the assets of J&J’s business related to such Facility. Subject to the first sentence of this Section 15.02, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment or transfer in violation of this Section 15.02 shall be void.
15.03    Amendments and Waivers. Subject to Section 14.01, this Agreement may only be amended by the mutual agreement of the Parties in writing executed by authorized officers thereof.
15.04    Books and Records. Upon the expiration or termination of this Agreement or upon the termination of a Product Term with respect to which J&J holds books, records, files or any other documents of Kenvue, J&J will return such books, records, files and any other documents of Kenvue that J&J has in its possession as soon as reasonably practicable.
15.05    Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the choice of Law provisions thereof. Any dispute relating to this Agreement or an alleged breach thereof shall be resolved in accordance with Section 11.02 of the Separation Agreement. THE PARTIES HERETO EXPRESSLY AGREE THAT THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (1980) IS SPECIFICALLY EXCLUDED AND WILL NOT APPLY TO THIS AGREEMENT AND THAT KENVUE EXPRESSLY WAIVES AND RELEASES J&J FROM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
15.06    Independent Contractors. Each Party acknowledges that it has entered into this Agreement for independent business reasons. The relationship of the Parties hereunder is that of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Neither Kenvue nor J&J shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding, on behalf of the other Party in any way whatsoever.
15.07    No Third Party Beneficiaries. Except to the extent expressly contemplated by Article 13 of this Agreement, the provisions of this Agreement are solely for the benefit of the Parties and their respective permitted successors and assigns and are not intended to confer any rights or remedies to any Person other than the Parties and such permitted successors and assigns.
15.08    Severability. It is the desire and intent of the Parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.
15.09    Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.
15.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement. An executed signature page of this Agreement (including by facsimile or PDF format signature) delivered by electronic transmission (with transmission confirmed) or in PDF format via email shall be as effective as an original executed signature page.
15.11    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications as set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The words “will” and “shall” shall be interpreted to have the same meaning. Any reference herein a “quarter” or “calendar quarter” shall mean a calendar quarter during the Manufacturing Term based on the J&J Universal Calendar for that year, and any reference herein to a “year” or “calendar year” shall mean a calendar year during the Manufacturing Term based on the J&J Universal Calendar for that year. A copy of the J&J Universal Calendar for 2023 is attached hereto as Schedule N and shall be updated by J&J for each calendar year of the Manufacturing Term consistent with the J&J Universal Calendar used for J&J’s internal business purposes. For the first calendar quarter in the Manufacturing Term, the calendar quarter shall begin on the Effective Date and the last day shall be the end of the then-current calendar quarter. For the first calendar year in the Manufacturing Term, the calendar year shall begin on the Effective Date and the last day shall be the last day of that calendar year. The last calendar quarter of the Manufacturing Term shall begin on the first day of the calendar quarter during which expiration or termination of the Manufacturing Term will occur, and the last day of such calendar quarter shall be the effective date of such expiration or termination. The last calendar year of the Manufacturing Term shall begin on the first day of the year during which expiration or termination of the Manufacturing Term will occur, and the last day of such calendar year shall be the effective date of such expiration or termination.

15.12    Entire Agreement. This Agreement, the Quality Agreement, the Separation Agreement, the other Ancillary Agreements (as defined in the Separation Agreement) and the Schedules hereto and thereto constitutes and sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect to the subject matter hereof. Each of the Parties acknowledges and represents that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises, warranties or representations, written or oral, express or implied, other than those explicitly set forth herein and in the Quality Agreement, the Separation Agreement and the other Ancillary Agreements. Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the Parties under the Separation Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the date first above written.

KENVUE INC.,

by
/s/ Paul Ruh
Name: Paul Ruh
Title: Chief Financial Officer

JOHNSON & JOHNSON,

by
Joseph J. Wolk
Name: Joseph J. Wolk
Title: Executive Vice President, Chief Financial Officer

LIST OF SCHEDULES

A.	Facilities
B.	Products
C.	Raw Material Suppliers
D.	Shared Raw Material List
E.	Third Party Manufacturers
F.	Transitional Manufacturing Assets
G.	Business Continuity Plans
H.	Tech Transfer Plan
I.	Transition Timeline & Early Termination Costs
J.	Point of First Delivery for Products
K.	Accountable Party for Exportation and Importation
L.	Form of Quality Agreement
M.	API Matters
N.	J&J Universal Calendar for 2023
O.	Policy for Wood Pallets
P.	Bovine Spongiform Encephalopathy Policy
Q.	Invoicing
R.	Form of Local Manufacturing Services Agreement
S.	Reverse Transition Manufacturing Agreement Assets and Terms